Exhibit 99.1

IMMEDIATE RELEASE
June 2, 2010

UNITED NATURAL FOODS ANNOUNCES THIRD QUARTER FISCAL 2010
DILUTED EPS OF $0.45, A 15% INCREASE OVER THE PRIOR YEAR PERIOD

Third Quarter Highlights
•	Net sales increased 10.8% to $985.7 million compared with the third quarter of fiscal 2009
•	Fiscal 2010 sales guidance raised to a range of 6.5% - 7.5% year over year growth, or $3.68 billion to $3.72 billion

Providence, Rhode Island – June 2, 2010 -- United Natural Foods, Inc. (Nasdaq: UNFI) today reported net sales of $985.7 million for the third quarter of fiscal 2010, ended May 1, 2010, an increase of approximately $96.2 million, or 10.8%, from net sales of $889.5 million recorded in the third quarter of fiscal 2009.

“Our fiscal 2010 third quarter reflected the continuing rebound of the natural and organic industry as our growth accelerated during most of the quarter, resulting in both record revenues and net income,” said Steven Spinner, President and Chief Executive Officer.  “In addition, now that we have entered our fourth fiscal quarter, we have begun servicing all of our previously announced new customers.”

Net income was $19.5 million, or $0.45 per diluted share, for the third quarter of fiscal 2010 compared with net income for the third quarter of fiscal 2009 of $16.8 million, or $0.39 per diluted share.

Gross margin was 18.5% for the third quarter of fiscal 2010, which represents a 46 basis point decline from gross margin of 19.0% for the third quarter of fiscal 2009, primarily due to the continued shift in growth in the Company’s customer mix, and moderated inflation.

Operating expenses as a percentage of net sales decreased by 0.5% to 15.1% of net sales, or $148.6 million in the third quarter of fiscal 2010, compared to 15.6% or $138.3 million in the third quarter of fiscal 2009.  Operating expenses were positively impacted by the growth in the supernatural and supermarket channels which in general have lower operating expenses, and the continued roll-out of process improvement programs across all UNFI divisions.  The Company recorded $0.4 million in expenses during the quarter related to severance for a previously announced separation agreement, and $0.5 million in start-up costs associated with on-boarding of new customers.

In the third quarter of fiscal 2010, the supernatural channel experienced growth of 17.7%, the supermarket channel had growth of 12.2%, and the independent channel showed continued improvement with growth of 6.9%.

Fiscal 2010 Year to Date Summary

Sales for the first nine months of fiscal 2010 were $2.77 billion, a 6.4% increase over the prior fiscal year comparable period.  Diluted EPS was $1.17 per share, a 14.7% increase over the first nine months of fiscal 2009.
At 15.3% of net sales, operating expenses were 0.7% lower than the prior fiscal year comparable period.  Gross margin was 0.6% less than the first nine months of fiscal 2009, at 18.6% of net sales for the first nine months of fiscal 2010.

“In May, we announced the definitive agreement to acquire the Canadian food distribution assets of the SunOpta Distribution Group business, and we expect the transaction to close later this month,” said Mr. Spinner. “This morning, in a separate press release, we announced the extension of our long-term partnership with Whole Foods Market for an additional seven years, resulting in an amended agreement to serve them for the next decade.  We are well situated to continue our strategy to increase market share with both new and existing customers, drive operational excellence, operate as one company and further our sustainability and philanthropic causes which will serve as the primary vehicles for our long-term success.”

Updates to Fiscal 2010 Guidance
Based on the Company’s performance through the first nine months of 2010 and the current outlook for the remainder of the year including the proposed acquisition of certain assets of the SDG business, the Company is raising its net sales guidance for fiscal year 2010, ending July 31, 2010, to a range of $3.68 billion to $3.72 billion, which represents a 6.5% to 7.5% increase in total net sales over fiscal 2009.  The Company had previously provided, on December 10, 2009, a net sales guidance target of $3.54 billion to $3.63 billion.

In addition, the Company is narrowing its earnings per share guidance for fiscal 2010 to a range of $1.55 to $1.58 per diluted share.  The Company had previously announced earnings per share guidance of $1.48 to $1.58 per diluted share.  The Company’s revised guidance reflects the impact of improved operating efficiencies and cost controls.

Conference Call & Webcast
The Company’s third quarter fiscal 2010 conference call and audio webcast will be held at 10:00 a.m. ET on June 2, 2010.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.fulldisclosure.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 17,000 customer locations nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the "Best Managed Companies in America," ranked by Fortune in 2006 – 2010 as one of its "Most Admired Companies," winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 30, 2009 and its quarterly reports on Form 10-Q filed thereafter, and include, but are not limited to, the ability of the Company to consummate the proposed acquisition of the SDG business, the Company's ability to successfully deploy its operational initiatives in the Canadian market, the occurrence of any event, change, or other circumstance that could give rise to the termination of the acquisition agreement entered into by the Company and SunOpta in connection with the Company's proposed acquisition of the SDG business; the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; increased fuel costs; the Company's sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management's allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	May 1, 2010	May 2, 2009	May 1, 2010	May 2, 2009

Net sales	$985,694	$889,538	$2,768,679	$2,601,409
Cost of sales	803,287	720,787	2,255,065	2,103,004

Gross profit	182,407	168,751	513,614	498,405

Operating expenses	148,565	138,327	424,976	417,082
Total operating expenses	148,565	138,327	424,976	417,082

Operating income	33,842	30,424	88,638	81,323

Other expense (income):
Interest expense	1,491	1,723	4,429	8,333
Interest income	(89)	11	(199)	(331)
Other, net	(40)	134	(60)	281
Total other expense	1,362	1,868	4,170	8,283

Income before income taxes	32,480	28,556	84,468	73,040

Provision for income taxes	12,992	11,777	33,787	29,393

Net income	$19,488	$16,779	$50,681	$43,647

Basic per share data:
Net income	$0.45	$0.39	$1.18	$1.02

Weighted average basic shares of common stock	43,245	42,871	43,085	42,827

Diluted per share data:
Net income	$0.45	$0.39	$1.17	$1.02

Weighted average diluted shares of common stock	43,536	42,943	43,328	42,939

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	May 1, 2010	August 1, 2009
ASSETS
Current assets:
Cash and cash equivalents	$9,683	$10,269
Accounts receivable, net	210,957	179,455
Notes receivable, trade, net	3,064	1,799
Inventories	438,752	366,611
Deferred income taxes	18,074	18,074
Prepaid expenses and other current assets	12,102	16,423
Total current assets	692,632	592,631

Property and equipment, net	254,603	242,051

Other assets:
Goodwill	163,346	164,333
Notes receivable, trade, net	1,154	2,176
Intangible assets, net	37,484	38,358
Other	18,311	19,001
Total assets	$1,167,530	$1,058,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$187,000	$200,000
Accounts payable	198,623	155,211
Accrued expenses and other current liabilities	85,094	63,347
Current portion of long-term debt	5,029	5,020
Total current liabilities	475,746	423,578

Long-term debt, excluding current portion	49,692	53,858
Deferred income taxes	13,075	12,297
Other long-term liabilities	24,191	24,345
Total liabilities	562,704	514,078

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at May 1, 2010 and August 1, 2009; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,496 issued and 43,268 outstanding shares at May 1, 2010; 43,237 issued and 43,008 outstanding shares at August 1, 2009	435	432
Additional paid-in capital	184,574	175,182
Unallocated shares of Employee Stock Ownership Plan	(754)	(877)
Treasury stock	(6,092)	(6,092)
Accumulated other comprehensive loss	(1,468)	(1,623)
Retained earnings	428,131	377,450
Total stockholders’ equity	604,826	544,472

Total liabilities and stockholders’ equity	$1,167,530	$1,058,550

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine months ended
	May 1, 2010	May 2, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$50,681	$43,647
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	20,219	20,329
Share-based compensation	6,517	4,607
Provision for doubtful accounts	781	3,526
Excess tax benefits from share-based payment arrangements	(399)	(133)
(Gain) loss on disposals of property and equipment	(3)	290
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(32,564)	(20,760)
Inventories	(72,141)	(21,314)
Prepaid expenses and other assets	4,458	(1,002)
Notes receivable, trade	38	369
Accounts payable	31,715	(1,195)
Accrued expenses and other current liabilities	23,913	12,327
Net cash provided by operating activities	33,215	40,691

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(30,912)	(25,421)
Purchases of acquired businesses, net of cash acquired	(320)	(4,468)
Proceeds from disposals of property and equipment	20	-
Net cash used in investing activities	(31,212)	(29,889)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under note payable	(13,000)	(39,477)
Increase in bank overdraft	11,697	17,152
Repayments of long-term debt	(4,157)	(3,726)
Payments on life insurance policy loans	-	(3,072)
Capitalized debt issuance costs	(7)	(647)
Proceeds from exercise of stock options	3,751	613
Payment of employee restricted stock tax withholdings	(1,272)	(425)
Excess tax benefits from share based payment arrangements	399	133
Net cash used in financing activities	(2,589)	(29,449)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(586)	(18,647)
Cash and cash equivalents at beginning of period	10,269	25,333
Cash and cash equivalents at end of period	$9,683	$6,686

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$3,559	$7,713
Federal and state income taxes, net of refunds	$23,025	$29,734